Exhibit 99.1

ARRAY TECHNOLOGIES, INC. ANNOUNCES PROPOSED PRIVATE OFFERING OF $325 MILLION OF CONVERTIBLE SENIOR NOTES

ALBUQUERQUE, NEW MEXICO NOVEMBER 29, 2021 — Array Technologies, Inc. (NASDAQ: ARRY) (the “Company” or “Array”) today announced that, subject to market conditions, it intends to offer $325 million in aggregate principal amount of convertible senior notes due 2028 (the “Notes”) in a private placement (the “Offering”) to eligible purchasers under Rule 144A of the Securities Act of 1933, as amended (the “Securities Act”). Array also intends to grant the initial purchasers of the Notes an option to purchase, within a 13-day period from, and including the date on which the Notes are first issued, up to an additional $48.75 million aggregate principal amount of Notes.

Array intends to use the net proceeds from the Offering, together with cash on hand and/or borrowings under its revolving credit facility and the issuance of up to $100.0 million of Series A Preferred Stock pursuant to the Company’s Series A preferred stock facility, to pay the cash consideration for its previously announced acquisition of Soluciones Técnicas Integrales Norland, S.L. (the “STI Acquisition”) and the cost of the capped call transactions described below. If the initial purchasers exercise their option to purchase additional Notes, the Company expects to use the net proceeds to fund a portion of the cash consideration for the STI Acquisition, enter into additional capped call transactions with the option counterparties and for general corporate purposes, including the repayment of the Company’s term loan.

In the event the STI Acquisition is not consummated, Array will use the net proceeds from the Offering to pay the cost of the capped call transactions and for general corporate purposes, including the repayment of the Company’s term loan.

The Notes will be senior, unsecured obligations of Array, and will accrue interest payable semiannually in arrears. Array will settle conversions by paying cash up to the aggregate principal amount of the Notes to be converted and paying or delivering, as the case may be, cash, shares of Array’s common stock (the “common stock”) or a combination of cash and shares of the common stock, at Array’s election, in respect of the remainder, if any, of Array’s conversion obligation in excess of the aggregate principal amount of the Notes being converted, based on the then applicable conversion rate. The interest rate, the initial conversion rate and other terms of the Notes will be determined at the time of pricing of the Offering.

In connection with the pricing of the Notes, Array expects to enter into privately negotiated capped call transactions with one or more of the initial purchasers or their respective affiliates and/or other financial institutions (the “option counterparties”). The capped call transactions will cover, subject to anti-dilution adjustments, the number of shares of common stock initially underlying the Notes sold in the Offering. The capped call transactions are expected generally to reduce potential dilution to Array’s common stock upon conversion of any notes and/or offset any cash payments Array is required to make in excess of the principal amount of converted Notes, as the case may be, with such reduction and/or offset subject to a cap.

Array has been advised that, in connection with establishing their initial hedges of the capped call transactions, the option counterparties or their respective affiliates expect to purchase shares of Array’s common stock and/or enter into various derivative transactions with respect to Array’s common stock concurrently with or shortly after the pricing of the notes. This activity could increase (or reduce the size of any decrease in) the market price of Array’s common stock or the Notes at that time. In addition, the option counterparties or their respective affiliates may modify their hedge positions by entering into or unwinding various derivatives with respect to Array’s common stock and/or purchasing or selling Array’s common stock or other securities of Array in secondary market transactions following the pricing of the Notes and prior to the maturity of the Notes (and are likely to do so on each exercise date for the capped call transactions or following any termination of any portion of the capped call transactions in connection with any repurchase, redemption or early conversion of the Notes). This activity could also cause or avoid an increase or decrease in the market price of Array’s common stock or the Notes, which could affect the ability of noteholders to convert the Notes and, to the extent the activity occurs following a conversion or during any observation period related to a conversion of Notes, it could affect the amount and value of the consideration that noteholders will receive upon conversion of the Notes.

Neither the Notes nor the shares of the common stock potentially issuable upon conversion of the Notes, if any, have been, or will be, registered under the Securities Act, the securities laws of any other jurisdiction or any state securities laws and, unless so registered, may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act and applicable state laws. The Notes will be offered and sold only to persons reasonably believed to be qualified institutional buyers in the United States pursuant to Rule 144A under the Securities Act. This news release is for informational purposes only and does not constitute an offer to sell, or a solicitation of an offer to buy, the Notes, nor shall there be any sale of the Notes in any state or jurisdiction in which such offer, solicitation or sale is unlawful. No assurance can be made that the Offering will be consummated on its proposed terms or at all.

Media Contact:

Laurie Steinberg

845-558-6370

lsteinberg@soleburytrout.com

Investor Relations Contact:

505-437-0010

investors@arraytechinc.com

About Array Technologies, Inc.

Array Technologies (NASDAQ: ARRY) is a leading American company and global provider of utility-scale solar tracker technology. Engineered to withstand the harshest conditions on the planet, Array’s high-quality solar trackers and sophisticated software maximize energy production, accelerating the adoption of cost-effective and sustainable energy. Founded and headquartered in the United States, Array relies on its diversified global supply chain and customer-centric approach to deliver, commission and support solar energy developments around the world, lighting the way to a brighter, smarter future for clean energy.

Cautionary Statements

This news release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Statements that do not relate strictly to historical or current facts are forward-looking. Statements regarding the Offering, including the size thereof and the expected use of proceeds therefrom, are forward-looking statements and are subject to known and unknown risks and uncertainties that may cause actual results to differ materially from those expressed in such forward-looking statements. These risks and uncertainties include, but are not limited to, the ability to complete the Offering on favorable terms, if at all, general market conditions which might affect the Offering and the consummation of the acquisition of STI Norland. Other risks relating to the Company are described under Item 1A, “Risk Factors,” and elsewhere in the Company’s Annual Report on Form 10-K for the year ended December 31, 2020 and other documents the Company files from time to time with the Securities and Exchange Commission. In addition, the Company may be subject to currently unforeseen risks that may have a materially adverse impact on it. Any forward-looking statement speaks only as of the date on which such statement is made, and the Company does not intend to correct or update any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by law.

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